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                                                                   Exhibit 23.1


                         Report of Independent Auditors

To the Board of Directors and Shareholders
Community Trust Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Community Trust Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes of shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audit in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Trust Bancorp, Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Columbus, Ohio                                      Ernst & Young LLP
January 14, 1999